Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of November 28, 2014 (the “Effective Date”) by and between FULL HOUSE RESORTS, INC., a Delaware corporation (“Company”), and DANIEL R. LEE, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

Company desires to retain Executive as Chief Executive Officer of Company on the terms and conditions set forth herein. Executive desires to be retained by Company in such capacity, on the terms and conditions and for the consideration set forth below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

EMPLOYMENT AND TERM

1.1           Employment; Position. Company agrees to engage Executive in the capacity as Chief Executive Officer of Company, and Executive hereby accepts such engagement by Company upon the terms and conditions specified below. Company further agrees to cause Executive to be nominated to stand for election to the Board of Directors of Company (the “Board”) at any meeting of the stockholders of Company during which any such election is held during the Term and Executive’s term as director will expire if he is not reelected. Provided that Executive is so nominated and is elected to the Board, Executive hereby agrees to serve as a member of the Board (including as Chairman of the Board) without additional compensation.

1.2           Term. The term of this Agreement shall commence on the date hereof and shall continue in force until November 30, 2018, or such earlier date  that Executive’s employment is terminated under Article 6 below (such period referred to herein as the “Term”). Executive’s employment hereunder is terminable at will by Company or by Executive at any time (for any reason or for no reason), subject to the provisions of Article 6 below.

ARTICLE 2

DUTIES OF EXECUTIVE

2.1           Duties. Executive shall perform all the duties and obligations generally associated with the positions of Chairman and Chief Executive Officer, subject to the control and supervision of the Board of Directors, and such other  executive duties consistent with the foregoing as may be assigned to him from time to time by the Board of Directors of Company. Executive shall report to the Board of Directors. Executive shall perform the services contemplated herein faithfully, diligently, to the best of his ability and in the best interests of Company. Executive shall devote all his business time and efforts to the rendition of such services, subject to and as provided in Section 2.3 below. Executive shall, at all times, perform such services in compliance with, and to the extent of his authority, shall to the best of his ability cause Company to be in compliance with, any and all laws, rules and regulations applicable to Company of which Executive is aware. Executive may rely on Company’s inside counsel and outside lawyers in connection with such matters. Executive shall, at all times during the Term, in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.

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2.2           Location of Services. Executive’s principal place of employment shall be at Company’s headquarters at such location as Executive and the Board of Directors shall agree upon. Executive understands he will be required to travel to Company’s various operations as part of his employment.

2.3           Exclusive Service. Except as otherwise expressly provided herein, Executive shall devote his entire business time, attention, energies, skills, learning and best efforts to the business of Company. Executive may participate in social, civic, charitable, religious, business, educational or professional associations and serve on the boards of directors of companies, including Myers Industries, Gabelli Securities and ICTC Corp., so long as such participation does not materially interfere with the duties and obligations of Executive hereunder. This Section 2.3, however, shall not be construed to prevent Executive from making passive outside investments so long as such investments do not require material time of Executive or otherwise interfere with the performance of Executive’s duties and obligations hereunder. Executive shall not make any investment in an enterprise that competes with Company without the prior written approval of the Board after full disclosure of the facts and  circumstances; provided, however, that this sentence shall not preclude Executive from owning up to one percent (1%) of any class of the securities of a publicly-traded entity (a “Permissible Investment”). During the Term, Executive shall not directly or indirectly work for or provide services to or, except as permitted above, own an equity interest in any person, firm or entity engaged in the casino gaming, card club or horse racing business. In this regard, Executive acknowledges that the gaming industry is national in scope and that accordingly this covenant shall apply throughout the United States.  Notwithstanding this Section 2.3, Company acknowledges that Executive has an existing investment in a joint venture that is developing a truck stop casino in northwestern Louisiana, and agrees that (a) such joint venture and the investment of additional funds by Executive in such joint venture, and (b) the provision of design, supervision and management services by Executive to the joint venture will not constitute a violation of this Agreement as long as the scope of services provided does not materially interfere with the duties and obligations of Executive hereunder.

2.4           Licensing. Executive shall apply for all applicable gaming licenses within 90 days of the date hereof, or such longer period as is required to prepare and file such applications. Executive agrees to promptly submit to the licensing requirements of all jurisdictions in which Company or its subsidiaries does business. Company shall bear all expenses incurred in connection with such applications and licenses.

ARTICLE 3

COMPENSATION

3.1           Salary. In consideration for Executive’s services hereunder, Company shall pay Executive an annual base salary (the “Base Salary”) at the rate of $350,000 per year, payable in accordance with Company’s regular payroll schedule from time to time, but no less often than monthly (and less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated withholdings).

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3.2           Bonus. Executive may be eligible to earn cash bonuses with respect to each year of the Term during which Executive is employed under this Agreement (an “Annual Bonus”), in an amount determined at the sole discretion of the Board or its Compensation Committee based on the performance of Company and Executive. The Board or its Compensation Committee may take into consideration in determining such Annual Bonus some or all of the following: Company’s overall profitability and such profitability relative to its peers; the management of Company’s balance sheet, both in its flexibility and the cost of capital; the strategic planning for Company and the progress in executing such plans; the sales, profitability, relative performance and maintenance of each of Company’s properties and their market position; Company’s return on invested capital and return on equity; relationships with Company’s lenders and investors; relationships with regulators, employees and the communities in which Company operates; execution of construction or refurbishment projects, if any, in terms of the resultant improvements to the business and the timing and cost of such projects; the succession planning and organizational development of its executives and employees; Executive’s overall compensation relative to his peers; and any other factors that the Board or its Compensation Committee determines to be appropriate.  Payment of any Annual Bonus(es), to the extent any Annual Bonus(es) become payable, will be contingent upon Executive’s continued employment through the applicable payment date, which shall occur on the date on which annual bonuses are paid generally to Company’s senior executives (provided that such bonuses shall in any event be paid no later than March 15 of the year following the year in which the Annual Bonus was earned).

3.3           Stock Option.  On the Effective Date, Company shall grant Executive a nonqualified stock option to purchase 943,834 shares of Company’s common stock, at an exercise price per share equal to the closing price per share of Company’s common stock on the grant date (the “Stock Option”). The Stock Option shall vest with respect to 25% of the total number of shares underlying the Stock Option on the first anniversary of the Effective Date, and with respect to 1/48th of the total number of shares underlying the Stock Option on each monthly anniversary of the Effective Date thereafter, subject to Executive’s continued service with Company through the applicable vesting date. In addition, if Executive remains in continued service with Company until immediately prior to the consummation of a Change in Control (as defined in Company’s 2006 Incentive Compensation Plan, as amended from time to time), the Stock Option shall vest and become exercisable in full immediately prior to the Change in Control. The terms and conditions of the Stock Option shall be set forth in a separate option agreement in a form prescribed by Company (the “Option Agreement”).

ARTICLE 4

EXECUTIVE BENEFITS

4.1           Vacation. Executive shall be entitled to four (4) weeks’ vacation each calendar year, without reduction in compensation, plus one week in 2014 for the Christmas holidays, irrespective of the start date.  In the year of termination or expiration of the contract, Executive shall be entitled to the same four (4) weeks of vacation per year on a pro rata basis.

4.2           Company Employee Benefits.  Executive shall receive all group insurance and pension plan benefits and any other benefits on the same basis as they are available generally to other senior executives of Company under Company personnel policies in effect from time to time.

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4.3           Benefits. Executive shall receive all other such fringe benefits as Company may offer to any other senior executive of Company under Company personnel policies in effect from time to time, such as health and disability insurance coverage and paid sick leave.  Coverage under such plan shall be comparable to the coverage currently available under the executive plans of other similarly-situated companies in the industry, which may include MGM, Wynn, Pinnacle, and Stations Casinos, whereby Executive can choose his own doctors, clinics and hospitals and is fully reimbursed for any medical expenses for him and his dependents.  Company may, at its option, provide such medical insurance for Executive and his family by purchasing the Aetna “Platinum Plan” or an equivalent plan reasonably acceptable to Executive and reimbursing Executive for any required co-payments or deductibles.  Notwithstanding anything to the contrary contained herein, Company shall determine, in its discretion and based on advice of Company counsel (which shall be provided to Executive on request), whether such coverage shall be paid for by Company (in excess of subsidies provided generally to plan participants) if such payments by Company would result in penalties assessed against Company or Executive under applicable law (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act) and/or the imposition of taxes on benefits payable under such group health plan(s).  In the event that Company determines not to provide such coverage, then with respect to each calendar year during the Term for which such coverage is not provided, Company shall pay to Executive an additional bonus in an amount equal to the costs that Executive would have been reimbursed under such coverage for such calendar year (or portion thereof), payable no later than March 15 of the year following the year in which the cost was incurred. In the event that Company’s group health plan does not cover the annual physical examination of Executive and Executive’s wife, Company shall bear the cost of such examinations, including reasonable travel costs, at a clinic of Executive’s choice.

4.3.5        Life and Disability Insurance. Subject to Executive satisfying any medical underwriting requirements (including any required physical examinations), Company shall use its reasonable business efforts to obtain and maintain in full force and effect during the Term, term life insurance issued by an insurance company(s) covering the life of Executive for the benefit of his designated beneficiary(s) in the amount of $525,000 and long-term disability insurance providing for a single sum disability payment in an amount equal to $525,000 (collectively, the “Insurance Policies”)

4.4           Indemnification. Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law, which indemnification shall continue after the termination of this Agreement (for any reason) for such period as may be necessary to continue to indemnify Executive for his acts during the term hereof. Company shall defend Executive in connection with any such claims and shall reimburse Executive’s directly incurred  defense costs. Company shall cause Executive to be covered by the current policies of directors and officers liability insurance covering directors and officers of Company, copies of which have been provided to Executive, in accordance with their terms, to the maximum extent of the coverage available for any director or officer of Company. Company shall use commercially reasonable efforts to cause the current policies of directors and officers liability insurance covering directors and officers of Company to be maintained throughout the Term and for such period thereafter as may be necessary to continue to cover acts of Executive during the term of his employment (provided that Company may substitute therefor, or allow to be substituted therefor, policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect).

ARTICLE 5

REIMBURSEMENT FOR EXPENSES

5.1           Executive shall be reimbursed by Company for all ordinary and necessary expenses incurred by Executive in the performance of his duties or otherwise in furtherance of the business of Company in accordance with the policies of Company in effect from time to time. Executive shall keep accurate and complete records of all such expenses, including but not limited to, proof of payment and purpose.

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ARTICLE 6

TERMINATION

6.1           Termination for Cause or without Cause.  Company shall have the right to terminate Executive’s employment for Cause or without Cause. Each of the following events shall constitute Cause.

6.1.1           Failure to Perform Duties. If Executive neglects to perform the material duties of his employment under this Agreement in a professional and businesslike manner after having received written notice specifying such failure to perform and after the expiration following such notice of a period providing a reasonable opportunity to perform such duties (or as soon thereafter as practicable so long as Executive commences effectuation of such remedy within such time period and diligently pursues such remedy to completion as soon as possible).

6.1.2           Willful Breach. If Executive willfully commits a material breach of this  Agreement or a material willful breach of his fiduciary duty to Company.

6.1.3           Wrongful Acts. If Executive is convicted of a felony involving acts of moral turpitude or commits fraud, misrepresentation, embezzlement or other acts of material misconduct against Company (including violating or condoning the violation of any material rules or regulations of gaming authorities which could have a material adverse effect on Company) that would make the continuance of his employment by Company materially detrimental to Company.

6.1.4           Disability. If Executive is physically or mentally disabled from the performance of a major portion of his duties for a continuous period of 120 days or greater, which determination shall be made in the reasonable exercise of Company’s judgment, provided, however, if Executive’s disability is the result of a serious health condition as defined by the federal Family and Medical Leave Act or any equivalent, applicable state law (“FMLA”), Executive’s employment shall not be terminated due to such disability at any time during or after any period of FMLA-qualified leave except as permitted by FMLA. If there should be a dispute between Company and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten days after a request for designation of such party, then a physician or psychiatrist designated by the Clark County Medical Association. The certification of such physician or psychiatrist as to the questioned dispute shall be final and binding upon the parties hereto.

6.1.5           Failure To Be Licensed. If Executive fails to be licensed in all jurisdictions in which Company or its subsidiaries has gaming facilities within the date required by any jurisdiction, or if any of such licenses shall be revoked or suspended at any time during the Term, then Company may by written notice to Executive terminate the Agreement for cause.

6.1.6           Executive dies.

6.2           [Reserved].

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6.3           Termination by Executive. Executive shall have the right to terminate Executive’s employment under this Agreement at any time without Good Reason by giving notice of such termination to Company. In addition, Executive may terminate his employment under this Agreement on thirty (30) days prior notice to Company for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean and be limited to (a) a material breach of this Agreement by Company (including without limitation any material reduction in the authority or duties of Executive), or any relocation of his or its principal place of business outside the greater Las Vegas metropolitan areas (without Executive’s consent) and the failure of Company to remedy such breach within thirty (30) days after written notice (or as soon thereafter as practicable so long as it commences effectuation of such remedy within such time period and diligently pursues such remedy to completion as soon as possible); (b) a termination of employment by Executive for any reason within six (6) months following a Change of Control or (c) a termination of employment by Executive for any reason within thirty (30) days following a Board Stalemate.  For purposes of this Agreement, a “Board Stalemate” shall occur if, during the Term, (x) Executive nominates up to two existing Board members to serve as Chairman of the Board and the Board fails to appoint (determined in accordance with Company’s Bylaws) either of Executive’s nominees and (y) thereafter, Executive nominates himself to serve as Chairman of the Board and the Board fails to appoint (determined in accordance with Company’s Bylaws) Executive as such.

6.4           Effectiveness on Notice. Any termination under this Section 6 (other than death) shall be effective upon receipt of notice by Executive or Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by Company or Executive in the notice, except as otherwise provided in this Section 6.

6.5           Effect of Termination.

6.5.1           Payment of Salary and Expenses Upon Any Termination. If Executive’s employment with Company terminates for any reason, the Term shall terminate concurrently therewith, and Company shall pay or cause to be paid to Executive all earned but unpaid salary and accrued but unused vacation benefits (if any) through the Termination Date (as defined below), payable within thirty (30) days following the Termination Date, or such earlier date as required by applicable law. In addition, promptly upon submission by Executive of his unpaid expenses incurred prior to the Termination Date and owing to Executive pursuant to Article 5, reimbursement for such expenses shall be made.  In addition, Company shall make all payments and fulfill its obligations provided in Section 4.4.

6.5.2           Termination for Cause.  If Executive’s employment and the Term of this Agreement are terminated for “Cause,” Executive shall not be entitled to receive any payments other than as specified in Section 6.5.1; provided that Executive may exercise any vested options and receive any benefits described in section 6.5.2(a).

(a)           Termination for Disability or Death. In the event of a termination under Section 6.1.4 (for disability) or 6.1.6 (for death), Executive shall receive the benefits under the life and long term disability insurance policies which Company provides pursuant to Section 4.35.  Eligibility and benefits with regard to either insurance program shall be governed by the provisions of the insurance program or policy and shall not be the responsibility of Company except that Company has the obligation to purchase such insurance and make payments such that the policies remain effective during the Term. In the event of a termination under Section 6.1.4, the “Covenant Not to Compete” set forth in Section 7.3 below shall not apply in any respect to Executive and the term of the “No Hire Away Policy” in Section 7.4 shall be limited to six months from the date of termination. In addition to those already vested, each outstanding, unvested Company stock option held by Executive shall conditionally vest and become exercisable with respect to the number of shares underlying each such option that would have vested over the one-year period immediately following the Termination Date, had Executive remained employed by Company during such one-year period.

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6.5.3           Termination Without Cause or Termination by Executive for Good Reason. If Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, then following Executive’s Separation from Service (as defined below) (such date, the “Termination Date”), in each case subject to and conditioned upon compliance with Section 6.8 below (in addition to amounts payable under Section 6.5.1 above):

                (a)           Cash Severance. Executive shall be entitled to receive an amount equal to the greater of (i) the Base Salary to which Executive would have become entitled had Executive remained employed with Company from the Termination Date through the fourth anniversary of the Effective Date and (ii) one (1) year’s Base Salary (the “Severance”), payable in substantially equal installments in accordance with Company’s normal payroll procedures during the period commencing on the date of Executive’s “separation from service” from Company (within the meaning of Section 409A (as defined below) (a “Separation from Service”) and ending on the fourth anniversary of the Effective Date; provided, that no Severance payments shall be made prior to the first payroll date occurring on or after the thirtieth (30th) day following the date of such Separation from Service  (such payroll date, the “First Payroll Date”) (with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon); provided, further, that if a Change in Control that constitutes a “change in control event” within the meaning of Section 409A occurs within six (6) months before the Termination Date, the amounts payable under this Section 6.5.3(a) shall be paid in a lump-sum on the First Payroll Date.

(b)           Benefits. Executive will also be entitled to receive health benefits coverage for Executive and his dependents, and life and disability insurance coverage for Executive, under the same or comparable plan(s) or arrangement(s) under which Executive was were covered immediately before his termination of employment. Such health benefits and insurance coverage shall be paid for by Company to the same extent as if Executive were still employed by Company, and Executive will be required to make such payments as Executive would be required to make if Executive were still employed by Company. The benefits provided under this Section 6.5.3(b) shall continue until the earlier of (i) later of (1) the fourth anniversary of the Effective Date and (2) the first anniversary of the Termination Date and (ii) the date Executive becomes covered under any other group health plan or group disability plan (as the case may be) not maintained by Company or any of its Subsidiaries; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 6.5.3(b) shall continue (but not beyond the period described in clause (i)(1) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Executive is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the benefits described in this Section 6.5.3(b), the obligations of Company and its Subsidiaries under this Section 6.5.3(b) shall be conditioned upon Executive’s timely making such an election. Notwithstanding anything to the contrary contained herein, if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). In addition, Company shall continue to maintain each Insurance Policy until the earlier of (x) the fourth anniversary of the Effective Date and (y) the first anniversary of the Termination Date.

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(c)           Stock Options.  In addition to those already vested, each outstanding, unvested Company stock option held by Executive shall conditionally vest and become exercisable in full. For the avoidance of doubt, all such equity awards shall remain outstanding and eligible to vest following the Termination Date and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Release.

(d)           The “Covenant Not to Compete” set forth in Section 7.3 below shall not apply in any respect to Executive (except as the same may affect his entitlement to payments under Section 6.5.3(a) hereof) and the term of the “No Hire Away Policy” in Section 7.4 shall be limited to six months from the date of termination.

Notwithstanding the foregoing, it shall be a condition to Executive’s right to receive the amounts provided for in Sections 6.5.3(a) – (c) hereof that Executive (or Executive’s estate or beneficiaries, if applicable) execute and deliver to Company an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Termination Date and that Executive (or Executive’s estate or beneficiaries, if applicable) not revoke such Release during any applicable revocation period.  In addition, Company shall execute a general release of claims in substantially the form attached hereto as Exhibit B. Should Executive compete with Company or its subsidiaries prior to the end of fourth anniversary of the Effective Date in a manner that would have violated Section 7.3 but for the effect of Section 6.5.3(d), Executive shall not be entitled to receive any additional payments from Company under this Section 6.5.3 with respect to periods after the commencement of any such competitive activity or otherwise and all such remaining obligations shall be extinguished.

6.6.          Suspension. In lieu of terminating Executive’s employment hereunder for Cause under Section 6.1, Company shall have the right, at its sole election, to suspend the performance of duties by Executive under this Agreement during the continuance of events or circumstances under Section 6.1 for an aggregate of not more than 30 days during the Term (the “Default Period”) by giving Executive written notice of Company’s election to do so at any time during the Default Period. Company shall have the right to extend the Term beyond its normal expiration date by the period(s) of any suspension(s). Company’s exercise of its right to suspend the operation of this Agreement shall not preclude Company from subsequently terminating Executive’s employment hereunder. Executive shall not render services to any other person, firm or corporation in the casino business during any period of suspension. Executive shall be entitled to continued compensation and benefits pursuant to the provisions of this Agreement during the Default Period, including vesting of stock options under Section 3.3 or 6.5.3 hereof.

6.7           Exercisability of Options. The stock option agreements shall provide that all vested options will terminate on the earlier of (a) the expiration of the ten (10) year term of such options, or (b) one (1) year after the termination of Executive’s employment with Company, regardless of the cause of such termination, except that, in the event of a termination for Cause or Executive’s termination without Good Reason, all vested options will terminate on the earlier of (I) the expiration of the ten (10) year term of such options, or (II) ninety (90) days after the termination of Executive’s employment with Company. The stock option agreements shall provide that unvested options will terminate on the termination of Executive’s employment with Company, except to the extent that such options become vested as a result of such termination under the terms of the governing stock option agreement or the terms of this Agreement.

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6.8           Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 6.5.3 hereof, shall be paid to Executive during the six (6)-month period following Executive’s Separation from Service if Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period.

ARTICLE 7

CONFIDENTIALITY

7.1           Nondisclosure of Confidential Material. In the performance of his duties, Executive may have access to confidential records, including, but not limited to, development, marketing, organizational, financial, managerial, administrative and sales information, data, specifications and processes presently owned or at any time hereafter developed or used by Company or its agents or consultants that is not otherwise part of the public domain (collectively, the “Confidential Material”); provided, however, that financial information shall not be considered Confidential Information after the expiration of one year following termination of Executive’s employment, and all other information shall not be considered Confidential Information after the expiration of two years following termination of Executive’s employment. All such Confidential Material is considered secret and is disclosed to Executive in confidence. Executive acknowledges that the Confidential Material constitutes proprietary information of Company which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that Company has taken efforts reasonable under the circumstances, of which this Section 7.1 is an example, to maintain its secrecy. Except in the performance of his duties to Company or as required by a court order, Executive shall not, directly or indirectly for any reason whatsoever, disclose, divulge, communicate, use or otherwise disclose any such Confidential Material, unless such Confidential Material ceases to be confidential because it has become part of the public domain (not due to a breach by Executive of his obligations hereunder). Executive shall also take all reasonable actions appropriate to maintain the secrecy of all Confidential Information. All records, lists, memoranda, correspondence, reports, manuals, files, drawings, documents, equipment, and other tangible items (including computer software), wherever located, incorporating the Confidential Material, which Executive shall prepare, use or encounter, shall be and remain Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement, or whenever requested by Company or discovered by Executive, Executive shall promptly use his best efforts to deliver to Company any and all of the Confidential Material, not previously delivered to Company, that is in the possession or under the control of Executive.   Provided that Executive returns all Confidential Materials as required by this provision, this provision shall not apply to the use by Executive of information that Executive knows or has learned in the course of his employment by Company and that Executive cannot avoid using in the course of his duties in any subsequent employment.

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7.2           Assignment of Intellectual Property Rights.  Any ideas, processes, know-how, copyrightable works, mask works, trade or service marks, trade secrets, inventions, developments, discoveries, improvements and other matters that may be protected by intellectual property rights, that relate to Company’s business and are the results of Executive’s efforts during the Term (collectively, the “Executive Work Product”), whether conceived or developed alone or with others, and whether or not conceived during the regular working hours of Company, shall be deemed works made for hire and are the property of Company. In the event that for whatever reason such Executive Work Product shall not be deemed a work made for hire, Executive agrees that such Executive Work Product shall become the sole and exclusive property of Company, and Executive hereby assigns to Company his entire right, title and interest in and to each and every patent, copyright, trade or service mark (including any attendant goodwill), trade secret or other intellectual property right embodied in Executive Work Product. Company shall also have the right, in its sole discretion to keep any and all of Executive Work Product as Company’s Confidential Material. The foregoing work made for hire and assignment provisions are and shall be in consideration of this agreement of employment by Company, and no further consideration is or shall be provided to Executive by Company with respect to these provisions. Executive agrees to execute any assignment documents Company may require confirming Company’s ownership of any of Executive Work Product. Executive also waives any and all moral rights with respect to any such works, including without limitation any and all rights of identification of authorship and/or rights of approval, restriction or limitation on use or subsequent modifications.

7.3           Covenant Not to Compete. In the event this Agreement is terminated by Company for Cause under Section 6.1 above, or by Executive without Good Reason, then for a period of one year after the effective date of such termination, Executive shall not, directly or indirectly, work for or provide services to or own an equity interest (except for a Permissible Investment) in any person, firm or entity engaged in the casino gaming, card club or horse racing business which competes against Company in any “market” in which Company owns or operates a casino, card club or horse racing facility. For purposes of this Agreement, “market” shall be defined as the area within a 100 mile radius of any casino, card club or horse racing facility owned or operated by Company.  Design or development of a casino that does not operate during the non-compete period does not constitute competition.

7.4           No Hire Away Policy. In the event this Agreement is terminated prior to the normal expiration of the Term, either by Company for Cause under Section 6.1 above, or by Executive without Good Reason, then for a period of one year after the effective date of such termination, Executive shall not, directly or indirectly, for himself or on behalf of any entity with which he is affiliated or employed, hire any person known to Executive to be an employee of Company or any of its subsidiaries (or any person known to Executive to have been such an employee within six months prior to such occurrence unless such employee was laid-off or terminated by Company). Executive shall not be deemed to hire any such person so long as he did not directly or indirectly engage in or encourage such hiring.

7.5           Non-Solicitation of Customers. During the Term and for a period of one year thereafter, or for a period of one year after the earlier termination of this Agreement prior to the expiration of the Term, and regardless of the reason for such termination (whether by Company or Executive), Executive shall not use customer lists or Confidential Material to solicit any customers of Company or its subsidiaries or any of their respective casinos or card clubs, or knowingly encourage any such customers to leave Company’s casinos or card clubs or knowingly encourage any such customers to use the facilities or services of any competitor of Company or its subsidiaries.

7.6           Irreparable Injury. The promised service of Executive under this Agreement and the other promises of this Article 7 are of special, unique, unusual, extraordinary, or intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

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7.7           Remedies for Breach. Executive agrees that money damages will not be a sufficient remedy for any breach of the obligations under this Article 7 and Article 2 hereof and that Company shall be entitled to injunctive relief (which shall include, but not be limited to, restraining Executive from directly or indirectly working for or having an ownership interest (except for a Permissible Investment in any person engaged in the casino, gaming or horse racing businesses) which violates this Agreement) and to specific performance as remedies for any such breach. Executive agrees that Company shall be entitled to such relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by Executive and Executive acknowledges that in the absence of such a waiver, a bond or undertaking might otherwise be required by the court. Such remedies shall not be deemed to be the exclusive remedies for any breach of the obligations in this Article 7, but shall be in addition to all other remedies available at law or in equity.

ARTICLE 8

FEES AND COSTS

8.1           Fees and Costs.  The prevailing party in any litigation resulting from disagreements between Company and Executive regarding this Agreement, as determined by the courts, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs, expenses, and attorneys’ fees.  Such reimbursement, however, shall be limited to the lesser of the total amount expended by either party.

ARTICLE 9

MISCELLANEOUS

9.1           Representations. Executive hereby represents and warrants to Company that (a) Executive is entering into this Agreement voluntarily and that the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, and (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive’s entering into this Agreement and/or providing services to Company pursuant to the terms of this Agreement.  Company represents that Company has all corporate authority and all actions have been taken for it to enter into this Agreement, that this Agreement will not violate the terms of any other material agreements to which it is a party, and that the signatory to this Agreement on Company’s behalf has all required corporate authority to bind Company to this Agreement.

9.2           Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

9.3           Entire Agreement. This Agreement and the Stock Option Agreement constitute the total and complete agreement of the parties and supersedes all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

9.4           Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.  Signatures delivered on electronically transmitted documents shall be effective to bind the signatory as though such documents were delivered in physical form.

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9.5           Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by a court of competent jurisdiction to be invalid or unenforceable, the court finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

9.6           Waiver or Delay. The failure or delay on the part of Company, or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

9.7           Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein.

9.8           No Assignment or Transfer. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive or by Company (except that Company may assign this Agreement to any affiliate of Company and this Agreement shall inure to the benefit of and be binding upon any successor of Company which may acquire, directly or indirectly, by merger, consolidation, purchase, or otherwise, all or substantially all of the assets of Company, and Executive may transfer his rights under section 3.3 and the associated agreements for no consideration in connection with estate planning and in accordance with applicable law). Any prohibited, purported assignment or transfer by Executive shall be void.

9.9           Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

9.10         Governing Law. This Agreement and all subsequent agreements between the parties shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Nevada.

9.11         Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 4 days after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his address set forth as follows or any other address that any party may designate by written notice to the other parties:

          To Executive:    at Executive’s most recent address on the records of Company with copy to: C. Kevin McGeehan Irell & Manella 1800 Avenue of the Stars, Suite 900 Los Angeles, CA 90067 Telephone: 310. 203. 7110 Facsimile: 310. 282. 5640

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To Company:

Full House Resorts, Inc. 4670 South Fort Apache Road, Suite 190 Las Vegas, NV 89147 Telephone: 702. 221. 7800 Facsimile: 702. 221. 8101

with copy to: Steven Stokdyk Latham and Watkins LLP 355 South Grand Avenue Los Angeles, CA 90071 Telephone: 213. 485. 1234 Facsimile: 213. 891. 8763

9.12         Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

9.13         Section 409A of the Code.

9.13.1           To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 9.13.1 shall not create an obligation on the part of Company to adopt any such amendment, policy or procedure or take any such other action, nor shall Company have any liability for failing to do so.

9.13.2           Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

9.13.3           To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

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9.14         Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

9.15         Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

9.16         Counsel. Executive has been advised by Company that he should consider seeking the advice of counsel in connection with the execution of this Agreement and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate. Company shall reimburse Executive for the reasonable fees and expenses of Executive’s counsel in connection with this Agreement.

9.17         Withholding of Compensation. Executive hereby agrees that Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

FULL HOUSE RESORTS, INC.,
a Delaware corporation

By:	/s/ Carl Braunlich
Name: Carl Braunlich
Title: Director

“EXECUTIVE”

/s/ Daniel R. Lee
Daniel R. Lee

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EXHIBIT A

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Full House Resorts, Inc., a Delaware corporation (the “Company”) and each of its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, and employees, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the Nevada Fair Employment Practices Act. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Sections 3.3, 4.4, 5, 6, 8.1, and Article 9 of that certain Employment Agreement, effective as of  November 28, 2014, between Full House, Inc. and the undersigned (the “Employment Agreement”) and any stock option agreements between Executive and Full House, Inc., whichever is applicable to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and Company, (iii) with respect to Article V of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with Company, (v) to any Claims, including claims for indemnification and/or advancement of expenses, arising under any indemnification agreement between the undersigned and Company or under the bylaws, certificate of incorporation of other similar governing document of Company, or (vi) to any Claims which cannot be waived by an employee under applicable law.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A) EXECUTIVE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B) EXECUTIVE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(C) EXECUTIVE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

A-1

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which Executive may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if Executive hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.

Daniel R. Lee

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EXHIBIT B

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, which are set forth in that certain Employment Agreement, dated November 28, 2014 (the “Employment Agreement”) between Full House Resorts, Inc. (the “Company”) and Daniel R. Lee (“Executive”), the Company, for itself and for (a) its subsidiaries, related and affiliated companies, (b) its predecessors, successors and assigns (c) its current and past officers and directors, and (d) its agents and employees, and in each case does hereby release and forever discharge the “Releasees” hereunder, consisting of Executive and his heirs and assigns, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, fixed or contingent that are known as of the date hereof (hereinafter called “Claims”), which the Company or any of its subsidiaries, related and affiliated companies, predecessors, successors, assigns, current and past officers and directors, agents and employees now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  Notwithstanding the foregoing, this General Release shall not operate to release any Claims which the undersigned may have relating to or arising out of (i) Executive’s intentional, willful or reckless misconduct, (ii) Executive’s fraud or breach of fiduciary duty or (iii) claims the Company does not know or suspect to exist in its favor as of the date hereof (the “Unreleased Claims”).

The Company represents and warrants that there has been no assignment or other transfer of any interest in any Claim (other than Unreleased Claims) which it may have against the Releasees, or any of them.  The Company agrees that if it or any of its subsidiaries, related and affiliated companies, predecessors, successors, assigns, current and past officers and directors, agents and employees hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the Company agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all reasonable attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The Company further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the Company.

IN WITNESS WHEREOF, the Company has executed this Release as of this ___ day of ________, 20__.

FULL HOUSE RESORTS, INC.

By:

Its: Vice Chairman of the Board of Directors

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